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                                                                     EXHIBIT 4.3


                       THE UBS AG EQUITY INCENTIVE PROGRAM

                  1. Purpose. The purpose of the UBS AG Equity Incentive Program is to attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for UBS AG ("UBS"), and who are on the U.S. payroll, to compensate them for their contributions to the long-term growth and profits of UBS, and to encourage them to acquire a proprietary interest in the success of UBS.

                  2. Definitions.

             (a) "Account" means the deferred compensation account established for a Participant pursuant to Section 5(a).

             (b) "Beneficiary" means the person(s) designated by a Participant pursuant to Section 8 to receive payment of his or her Account in the event of the Participant's death.

             (c) "Cause" means (i) a material breach by a Participant of his or her obligations under the Plan or any written agreement between the Participant and an Employer; (ii) the willful and continued failure or refusal by the Participant to perform satisfactorily any duties reasonably required in the course of his or her employment (other than a failure resulting from Disability); (iii) conviction of, or entering of a plea of nolo contendere by, the Participant for a felony or serious criminal offense; or (iv) the willful engaging in by the Participant of misconduct which is materially injurious to the Participant's Employer or its affiliates or to any customer or client of the Participant's Employer or its affiliates, as determined in good faith by the Committee.

             (d) "Committee" means the Compensation Committee of the Office of the Chairman.

             (e) "Deferred Investment Indices" shall have the meaning set forth in Section 5.

             (f) "Disability" means a physical or mental disability which is determined by a physician acceptable to the Committee to have rendered the Participant incapable of continuing in the regular active employment of the Employer for at least [six] months.

             (g) "Eligible Employee" means any employee of the Employer on a
U.S. payroll who is designated by the Committee and who satisfies the requirements of Section 3.
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             (h) "Employer" means a company within UBS which has been designated by the Committee.

             (i) "Participant" means an Eligible Employee who is participating in the Plan pursuant to Section 3.

             (j) "Plan" means the AG Equity Incentive Program as set forth herein and as amended from time to time. The Plan was adopted by the Committee on November 20, 2000.

             (k) "Responsible Employer" means the company within UBS as may be so designated by the Committee.

             (l) "Retirement" shall have the meaning set forth in the UBS Savings and Investment Plan.

             (m) "Total Compensation" means an Eligible Employee's total cash compensation payable for a calendar year from all Employers, prior to (i) reduction, if any, pursuant to the UBS Savings and Investment Plan and any other tax-qualified employee benefit plan or (ii) any deferral under this Plan.

                  3. Eligibility and Participation.

             (a) In order for an Eligible Employee to participate in the Plan, he or she must file an election on a form approved by the Committee by the date specified by the Committee. A newly hired Eligible Employee may, at the discretion of the Committee, file such election form prior to the day on which he or she commences employment with the Employer.

             (b) Participation in the Plan shall continue until the balance credited to the Participant's Account has been paid in full.

                  4. Amount of Deferral. An Eligible Employee may irrevocably elect, on an election form approved by the Committee, to defer receipt of amounts which would otherwise be payable to the Eligible Employee for the fiscal year following the fiscal year during which the Participant makes a deferral election as set forth in Section 3(a), up to a maximun amount as determined by the Committee. The deferred amount may be expressed as a dollar amount, a percentage, or a dollar amount or
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percentage in excess of a dollar amount. Notwithstanding anything contained herein to the contrary, the Committee may prescribe a minimum deferral amount.

                  5. Accounts.

             (a) UBS shall establish an account for each Participant on its books to which there shall be credited the amount of the Participant's deferral under Section 4. The Account shall also be adjusted to reflect a notional return (whether positive or negative) based on one or more Deferred Investment Indices.

                  As used herein, "Deferred Investment Indices" means the investments identified from time to time by the Committee as indices by which to measure the notional return (positive or negative) to be credited or debited, as the case may be, to the balance of a Participant's Account. The Committee from time to time shall establish administrative rules regarding Deferred Investment Indices including, without limitation, rules as to the number of Deferred Investment Indices that may be made available to each Participant.

                  The Committee may from time to time, in its sole discretion, change the Deferred Investment Indices available, change the composition or weighting of the components of an Deferred Investment Index or discontinue one or more Deferred Investment Indices, and nothing in the Plan shall be construed to confer on a Participant the right to continue to have any particular Deferred Investment Index available for purposes of measuring the value of his or her Account.

             (b) At least once each calendar year, each Participant shall be entitled to elect the portions of each Account that shall be deemed allocated among Deferred Investment Indices. All elections with respect to Deferred Investment Indices shall be made by delivery of written elections in a form to be established by the Committee and supplied to the Participant.

                  In the event a Deferred Investment Index ceases to be available for any reason, the portion of each Participant's Account previously deemed allocated to such Deferred Investment Index shall be deemed allocated to another Deferred Investment Index designated by the
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Committee, during the period beginning with the date the relevant Deferred
Investment Index ceased to be available and ending with the last day of the fiscal quarter in which such date occurred (or, if later, 60 days following such date), after which time the Participant may elect to have such portion of the Account allocated to other Deferred Investment Indices.

             (c) Not less frequently than semi-annually, UBS will furnish each Participant with a statement setting forth the balance in the Participant's Account. The Account balance reflected on such statement will be based on the best information available to UBS as of the date of such statement.

             (d) Notwithstanding anything contained herein to the contrary, the amount payable to a Participant under the Plan shall be equal to the balance in the Participant's Account as of the most recent valuation prior to such termination, unless otherwise determined by the Committee. Any reductions under this paragraph shall be deducted ratably from each portion of the Account indexed to a particular Deferral Investment Index.

                  6.  Deferral Period.

             (a) At the time the Participant makes a deferral election pursuant to Section 4, he or she shall specify the date on which payment of the balance in his or her Account shall be made or commenced. The Committee may prescribe a minimum deferral period.

             (b) In the event of the Retirement, death or Disability of a Participant, the amount payable pursuant to paragraph (d) of Section 5 shall be paid by the applicable Responsible Employer as soon as practicable after April 1 of the year following the year of his or her Retirement, death or Disability.

                  7.  Method and Timing of Payment.

             (a) At the time the Participant makes a deferral election pursuant to Section 4, he or she shall specify whether the amount payable pursuant to paragraph (d) of Section 5 shall be paid in a lump sum
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or under such other method as approved by the Committee. All payments shall be made by UBS on a date determined by the Committee, except as provided in paragraph (c) below. A Participant may change the method of payment by filing an election with the Committee on a form approved by it prior to the beginning of the year in which payment of the balance in his or her Account with respect to such election is to be made or commenced.

             (b) Notwithstanding any election made by a Participant, the Committee may, in its sole discretion, direct that the balance in the Participant's Account shall be paid to the Participant in a lump sum as soon as practicable.

             (c) Notwithstanding anything contained herein to the contrary, a Participant may, in the discretion of the Committee, forfeit any matching contributions the entire balance in his or her Account if prior to the date payment thereof (or any remaining installment, if applicable) is made, the Participant directly or indirectly (i) discloses any secret, confidential or proprietary information that belongs to or concerns UBS or any of its subsidiaries or that the Participant learned by reason of his or her association with UBS or any of its subsidiaries or (ii) uses any such information to the detriment of UBS or any of its subsidiaries, as determined by the Committee in good faith.

                  8. Designation of Beneficiary. Each Participant may designate or change the designation of a Beneficiary or Beneficiaries to receive any payments due hereunder upon his or her death by filing a designation form with the Committee, on a form approved by it, at any time prior to his or her death. The Committee shall be bound by the last designation form filed with it by the Participant. In the absence of such designation of a Beneficiary by a Participant, or if no Beneficiary shall survive him or her, the Participant's Beneficiary shall be his estate.

                  9. Subordination. Each Participant and Beneficiary shall have only the rights of an unsecured creditor of UBS with respect to the amounts deferred under the Plan.

                  10. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to establish, amend and revoke from time to time rules and regulations relating to the Plan and to decide all questions involving the administration,
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interpretation or application of the Plan. Any decision by the Committee concerning the Plan shall be final and binding on all persons participating in the Plan and their Beneficiaries. No member of the Committee shall be personally liable for any action or determination under the Plan.

                  11. No Assignment. No right or benefit or payment under the Plan shall be subject to assignment, sale or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution; except that a Participant shall be permitted to transfer and assign his or her rights hereunder to, but only to, a trust, limited liability company or partnership of which all of the beneficiaries, members or partners of the transferring Participant or members of his or her immediate family, subject, however, to compliance with all applicable tax, securities and other laws and to a determination being made by the Responsible Employer (based on the advice of counsel) that the assignment or transfer will not result in the occurrence of a taxable event.

                  12. No Right to Continued Employment. Neither the provisions of the Plan nor any action taken thereunder shall be construed to give any Participant any right to be retained in the employ of the Employer or any of its subsidiaries or affiliates.

                  13. Taxes. The Responsible Employer shall have the right to withhold from any payment made under the Plan any taxes required by law to be withheld with respect to the payment.

                  14. Amendment or Termination. The Group Executive Board of UBS may amend or terminate the Plan at any time in its discretion, provided that any amendment of the Plan may not adversely affect the rights of any Participant to receive benefits under the Plan in accordance with its terms in effect prior to such amendment; in particular, no amendment may be made which reduces the amounts then payable pursuant to the provisions of Section 5. Notwithstanding anything contained herein to the contrary, in the event of the termination of the Plan, amounts payable under the Plan to Participants shall be equal to the balance then in their Accounts, and the Responsible Employer may direct that such amounts under the Plan be paid to Participants (or their Beneficiaries) as soon as practicable.